Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST
	NEW YORK, NY 10001	FIRM/AFFILIATE OFFICES
——————
BOSTON
	TEL: (212) 735-3000	CHICAGO
	FAX: (212) 735-2000	HOUSTON
	www.skadden.com	LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON
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BEIJING
BRUSSELS
	May 21, 2024	FRANKFURT
HONG KONG
LONDON
MUNICH
PARIS
SÃO PAULO
SEOUL
SHANGHAI
SINGAPORE
BlackRock, Inc.		TOKYO
50 Hudson Yards		TORONTO
New York, NY 10001

RE:	BlackRock, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to BlackRock, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), on the date hereof, relating to the registration by the Company of 8,027,190 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which comprises (i) an additional 7,000,000 shares issuable under the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan (the “Plan”) and (ii) 1,027,190 shares (the “Recycled Shares”) previously issued pursuant to one or more of the Prior Registration Statements (as defined herein), which were subsequently forfeited and recycled for future issuance under the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan, and are available for future issuance under the Plan.

This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

BlackRock, Inc.

May 21, 2024

(b) the Registration Statements on Form S-8 (Nos. 333-137708, 333-169329, 333-197764 and 333-225372) (collectively, the “Prior Registration Statements”), which Prior Registration Statements registered shares issuable under the BlackRock, Inc. 1999 Stock Award and Incentive Plan, the Amended and Restated BlackRock, Inc. 1999 Stock Award and Incentive Plan and the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan (collectively, the “Prior Plans”), as applicable, including the Recycled Shares.

(c) the Plan and each of the Prior Plans;

(d) an executed copy of a certificate of R. Andrew Dickson III, Managing Director and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e) a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of May 21, 2024 and the Company’s certificate of incorporation as in effect at the time of adoption of each of the Prior Plans, each certified pursuant to the Secretary’s Certificate;

(f) a copy of the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”), as amended and in effect as of the date hereof and the Company’s bylaws as in effect at the time of adoption of each of the Prior Plans, each certified pursuant to the Secretary’s Certificate;

(g) a copy of certain resolutions of the Board of Directors of the Company, and the approval of the stockholders of the Company at applicable annual meetings of the Company, in each case, relating to the respective Plan or the Prior Plans, as applicable, each certified pursuant to the Secretary’s Certificate; and

(h) the Company’s Quarterly Report on Form 10-Q, filed on November 14, 2006, announcing the stockholder approval of the amendment and restatement of the BlackRock, Inc. 1999 Stock Award and Incentive Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

BlackRock, Inc.

May 21, 2024

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards or cash-based awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the eligible individuals in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

BlackRock, Inc.

May 21, 2024

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LKB